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                      MINNESOTA MUTUAL VARIABLE ANNUITY ACCOUNT
                      MORTGAGE SECURITIES SEGREGATED SUB-ACCOUNT
                               PERFORMANCE CALCULATIONS


TOTAL RETURN CALCULATIONS

Total return is the percentage change between the offering price of one accumulation unit at the beginning of a period and the redeemable value of that accumulation unit at the end of a period. A data base file is kept and updated monthly with respect to accumulation unit values. From this data base file, total return can be calculated for any specified number of periods since the segregated sub-account's date of beginning operations. The formula for total return is as follows:

           TOTAL RETURN = ENDING REDEEMABLE VALUE - INITIAL AMOUNT INVESTED
                          -------------------------------------------------
                                   INITIAL AMOUNT INVESTED

Cumulative total return is based on an initial $1,000 investment made on June 3, 1987. Using the accumulation unit value information attached, the cumulative total return at December 31, 1988 is as follows:

       ENDING VALUE                              TOTAL RETURN

        $1,104.29                       1,104.29 - 1,000.00 =  10.43%
                                        -------------------
                                              1,000.00

In accordance with the SEC, average annual total return (T) allocates equal value among each period (N) by comparing the initial amount invested (P) to the ending redeemable value (ERV). The formula prescribed by the SEC is as follows:

                                           N
                                    P(1 + T) = ERV

Average annual total return for the period from June 3, 1987 to December 31, 1988 is as follows:

                            1.58
       $1,000.00  (1 + .0649)    = $1,104.29           T = 6.49%

Average annual total return for the period from January 1, 1988 to December 31, 1988 is as follows:

                           1
       $1,000.00  (1 +.0787) = $1,078.69           T = 7.87%

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The following information is used in the total return calculations:

                                      Accumulation
             Date                      unit value
             ----                     ------------

           06/03/87                    $1.000000
           01/01/88                     1.023727
           12/31/88                     1.104285